UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIED ESPORTS ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

ALLIED ESPORTS ENTERTAINMENT, INC.

745 Fifth Avenue, Suite 500
New York, NY, 10151

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 13, 2022

TO THE STOCKHOLDERS OF ALLIED ESPORTS ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders (the “annual meeting”) of Allied Esports Entertainment, Inc. (the “Company”), which, due to the public health concerns regarding the ongoing coronavirus pandemic (COVID-19), will be held virtually and exclusively online via live audio-only webcast, on Wednesday, July 13, 2022, at 10:00 a.m. Eastern time, or at any adjournment or adjournments thereof, for the following purposes:

1.      To elect four Class C directors nominated by the Board of Directors to serve for a three-year term expiring in 2025 (Proposal 1);

2.      To ratify the engagement of Marcum LLP to act as the Company’s independent registered public accounting firm and auditor (Proposal 2); and

3.      To transact any other business as may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

You will be able to attend the annual meeting online and vote your shares electronically during the annual meeting by visiting https://www.cstproxy.com/alliedesportsent/2022. Because the annual meeting is being conducted electronically, you will not be able to attend the annual meeting in person.

The record date for the annual meeting is May 24, 2022. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Lyle Berman
Lyle Berman
Interim Chief Executive Officer

May 27, 2022

Your vote is important. Whether or not you attend the annual meeting virtually, it is important that your shares be represented at the annual meeting. You may vote your proxy through the internet, or by mail by completing and returning the proxy card mailed to you. Voting instructions are printed on your proxy card and included in the proxy statement. If you participate virtually in the annual meeting, you may vote at that time, even if you previously submitted your vote. Even if you plan to participate in the annual meeting, we urge you to vote as soon as possible over the internet or by mail as described in the proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VIRTUAL STOCKHOLDER MEETING TO BE HELD ON JULY 13, 2022:

The proxy statement for the annual meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, each of which is included with this Notice, are also available to you on the internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement and Annual Report on Form 10-K on the internet, visit https://www.cstproxy.com/alliedesportsent/2022.

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	6
PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF MARCUM LLP TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR FOR FISCAL YEAR ENDING DECEMBER 31, 2022	8
CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS	9
EXECUTIVE AND DIRECTOR COMPENSATION	17
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	24
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS	28
CERTAIN TRANSACTIONS	30
DELINQUENT SECTION 16(a) REPORTS	31
PROPOSALS OF STOCKHOLDERS	31
DISCRETIONARY PROXY VOTING AUTHORITY/UNTIMELY STOCKHOLDER PROPOSALS	32
SOLICITATION	32
HOUSEHOLDING OF MATERIALS	33

i

ALLIED ESPORTS ENTERTAINMENT, INC.
745 Fifth Avenue, Suite 500
New York, NY, 10151

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 13, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing you with these proxy materials because the board of directors (the “Board of Directors” or the “Board”) of Allied Esports Entertainment, Inc. (sometimes referred to as “we,” “us,” “our” or the “Company”) is soliciting your proxy to vote at the 2022 annual meeting of stockholders, including at any adjournments or postponements thereof (the “annual meeting”). The annual meeting will be held on July 13, 2022, at 10:00 a.m. Eastern time (7:00 a.m. Pacific time), virtually and exclusively online via live audio-only webcast at https://www.cstproxy.com/alliedesportsent/2022.

We intend to mail this proxy statement and accompanying proxy card on or about June 3, 2022, to all stockholders of record entitled to vote at the annual meeting.

Why are you holding a virtual annual meeting?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, in light of the novel coronavirus disease, COVID-19, we believe that hosting a virtual meeting is in the best interest of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world. Stockholders will have the same rights and opportunities to participate as they would have at an in-person meeting.

How do I attend the annual meeting?

You cannot attend the annual meeting physically. You can attend the annual meeting by visiting https://www.cstproxy.com/alliedesportsent/2022, where you will be able to listen to the annual meeting live and vote online.

The annual meeting will start at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) on July 13, 2022. We encourage you to access the annual meeting prior to the start time to allow time for online check-in. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all stockholders regardless of their location. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers. If you experience technical difficulties during the annual meeting, you should call the technical support phone number provided when you log in to the annual meeting.

In order to enter the annual meeting virtually, you will need the unique 12-digit control number, which is printed on your proxy card, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you are the beneficial owner of the shares held in “street name.”

What if I cannot virtually attend the annual meeting?

You may vote your shares electronically before the meeting by internet or by proxy as described below. You do not need to access the annual meeting audio-only webcast to vote if you submitted your vote via proxy, by internet in advance of the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 24, 2022 will be entitled to vote at the annual meeting. On the record date, there were 39,116,907 shares of common stock outstanding and entitled to vote. A list of such holders will be open to the examination of any stockholder for any purpose germane to the annual meeting at Allied Esports Entertainment, Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151 for a period of ten (10) days prior to the annual meeting. Please contact our Chief Financial Officer to make arrangements to inspect the list.

Stockholder of Record — Shares Registered in Your Name:    If on May 24, 2022, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting virtually or vote by proxy prior to the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy through the internet, or using a proxy card to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If on May 24, 2022, your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares at the annual meeting even if you participate virtually unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.      The election of four Class C directors (Proposal 1); and

2.      Ratification of the engagement of Marcum LLP to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2022 (Proposal 2).

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any of the nominees you specify. With respect to the other proposals, you may vote “For” or “Against,” or you may abstain from voting.

Stockholder of Record — Shares Registered in Your Name:    If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card, or vote by proxy via the internet. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote your shares even if you have already voted by proxy:

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•        To vote online before the annual meeting, go to www.cstproxyvote.com and transmit your voting instructions up until 11:59 p.m. Eastern Time on July 12, 2022. Have your proxy card in hand when you access the web site and follow the instructions to vote your shares.

•        To vote online during the annual meeting, visit https://www.cstproxy.com/alliedesportsent/2022. Be sure to have your proxy card available and follow the instructions given on the secure website. You will need the 12-digit control number that is printed on your proxy card to vote online at the annual meeting.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote over the internet as instructed by your broker or bank. To vote in real time at the annual meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 24, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or by voting electronically at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all four nominees for director, and “For” the ratification of Marcum LLP as our auditors for the fiscal year ending December 31, 2022. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using your proxyholder’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under NYSE rules.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and therefore, we expect broker non-votes to exist in connection with such proposal. Broker non-votes will have no effect on Proposal 1.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•        You may grant a subsequent proxy through the internet.

•        You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at 745 Fifth Avenue, Suite 500, New York, NY 10151.

•        You may attend the virtual annual meeting and vote online by following the instructions posted at https://www.cstproxy.com/alliedesportsent/2022. Simply attending the annual meeting will not, by itself, revoke your proxy. Even if you plan to attend the annual meeting virtually, we recommend that you also submit your proxy or voting instructions or vote through the internet so that your vote will be counted if you later decide not to attend the annual meeting.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors (Proposal 1), votes “For,” “Withhold” and broker non-votes; and with respect to ratifying the engagement of Marcum LLP to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2022 (Proposal 2) and all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as “Against” votes on Proposal 2, and will have no effect on Proposal 1. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for any of the director nominees.

Is cumulative voting permitted for the election of directors?

No. You will not be permitted to cumulate your votes for the election of directors. Under Delaware law, stockholders are not entitled to cumulative voting rights unless a corporation’s certificate of incorporation explicitly authorizes such rights. The Company’s certificate of incorporation does not authorize cumulative voting rights for stockholders.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors

Directors will be elected by a plurality of the votes cast by the holders of shares present or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the most “For” votes will be elected as directors

			No effect	No effect
2	Ratification of the engagement of Marcum LLP to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ending December 31, 2022	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

____________

(1)      This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are deemed present at the annual meeting in person or represented by proxy. On the record date, there were 39,116,907 shares outstanding and entitled to vote. Thus, the holders of 19,558,454 shares must be deemed present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares deemed present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

We currently have eleven directors serving on our Board of Directors.

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class C directors expires at the annual meeting. The terms of office of our Class A directors will expire at the annual meeting of stockholders to be held in 2023, and the terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2024. If elected at the annual meeting, each of our Class C directors will hold office for a term of three years or until his or her successor is elected and shall have qualified, or until his or her earlier death, resignation, removal or disqualification.

The following chart sets forth the three classes of directors.

Director Nominee/Director	Class	Expiration of Term of Director
Lyle Berman	Class A	2023
Benjamin Oehler	Class A	2023
Yangyang Li	Class A	2023
Bradley Berman	Class B	2024
Joseph Lahti	Class B	2024
Jingsheng (Jason) Lu	Class B	2024
Guanzhou (Jerry) Qin	Class B	2024
Yinghua Chen	Class C	2022
Yushi Guo	Class C	2022
Adam Pliska	Class C	2022
Libing (Claire) Wu	Class C	2022

Our Board of Directors has nominated Yinghua Chen, Adam Pliska, Yushi Guo, and Yuanfei Qu to the Board of Directors as a Class C director. If elected, each of these nominees has consented to serve as one of our directors, to hold office until the expiration of his or her term and until his or her successor has been duly elected and qualified, or, if sooner, until his earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy statement. If any director nominee should withdraw or otherwise become unavailable to serve, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by our Board. We are not aware of any reason that a nominee will be unable or unwilling to serve as a director.

The following table sets forth each Class C Director nominee to be elected at the annual meeting, the year each nominee was first elected as a director, the position(s) currently held by each nominee with us and the year each nominee’s term will expire, if such nominee is elected at the annual meeting. The nominees’ biographies, as well as the biographies of our directors who are continuing in office, are set forth later in this proxy statement under the caption “CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS — Our Board of Directors.”

Name of Nominee	Position(s) with the Company	Year First Became a Director	Year Proposed Term Will Expire
Yingua Chen	President, Chief Investment Officer, Board Secretary and Director	2020	2025
Adam Pliska	Director	2019	2025
Yushi Guo	Director	2022	2025
Yuanfei Qu	Director	—	2025

Our Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance

Committee has evaluated the Board of Director’s current members in the broader context of the Board of Director’s overall composition. The Nominating and Corporate Governance Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named above. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that nominee may be voted for a substitute director nominee selected by our Board of Directors.

The Board of Directors recommends that you vote “FOR” the election of each Class C Director nominee named above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP
TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR FOR FISCAL YEAR ENDING DECEMBER 31, 2022

Our Board of Directors and management are committed to the quality, integrity and transparency of the Company’s financial reports. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. A representative of Marcum LLP is not expected to attend the annual meeting. To the extent that a representative of Marcum does virtually attend the annual meeting, he or she will be available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if he or she desires to do so.

We are not required by statute or our bylaws or other governing documents to obtain stockholder ratification of the appointment of Marcum LLP as our independent registered public accounting firm. The audit committee has submitted the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee may reconsider its selection. Notwithstanding the proposed ratification of the selection of Marcum LLP by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Marcum LLP as our independent registered public accounting firm for fiscal 2022.

Principal Accountant Fees and Services

Marcum LLP acts as our independent registered public accounting firm. The following is a summary of fees billed by Marcum LLP for the years ended December 31, 2021 and 2020.

The following table presents the aggregate fees billed by Marcum LLP for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees(1)	$401,125	$284,505
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$401,125	$284,505

____________

(1)      Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)      Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reported under the caption Audit Fees above. These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)      Tax Fees typically consist of fees for tax compliance, tax advice, and tax planning.

(4)      All Other Fees typically consist of fees for permitted non-audit products and services provided.

Pre-Approval Policy

The audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Our Board of Directors

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors in which directors are divided into three classes, designated as Class A, Class B and Class C. Each class serves staggered, three year terms. The terms of office of our Class A directors will expire at the annual meeting of stockholders to be held in 2023. The terms of office of our Class B directors will expire at the annual meeting of stockholders to be held in 2024. The terms of office of our Class C directors will expire at the annual meeting of stockholders to be held in 2022.

Set forth below are the names and certain information about each of our directors as of May 24, 2022. The information presented includes each director’s age, principal occupation and business experience for the past five years and the names of other public companies of which he or she has served as a director during the past five years. In addition, the table contains information about the specific and particular experience, qualifications, attributes or skills of each Class C director nominee that led the Nominating and Corporate Governance Committee to believe that such nominee should serve on the Board following election at the annual meeting.

Name	Director Class	Positions and Offices Held	Director Since	Director Term Expires	Age
Lyle Berman	Class A	Co-Chairman, Interim Chief Executive Officer	2019	2023	80
Yangyang Li	Class A	Co-Chairman	2021	2023	43
Benjamin Oehler	Class A	Director	2019	2023	73
Bradley Berman	Class B	Director	2019	2024	50
Joseph Lahti	Class B	Director	2019	2024	61
Jingsheng (Jason) Lu	Class B	Director	2021	2024	43
Guanzhou (Jerry) Qin	Class B	Director	2021	2024	44
Yinghua Chen	Class C	Director, President, Chief Investment Officer and Board Secretary	2020	2022	42
Yushi Guo	Class C	Director	2022	2022	49
Adam Pliska	Class C	Director	2019	2022	49
Libing (Claire) Wu	Class C	Director	2021	2022	46
Yuanfei Qu	Class C	Director Nominee	—	—	43
Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
CLASS A
Lyle Berman

Lyle Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Berman has served as Chairman of the Company from August 2019-December 2021 and since such time has served as co-Chairman. Mr. Berman served as the Company’s President from November 2021 until February 2022, at which time Mr. Berman was appointed and currently serves as the Company’s Interim Chief Executive Officer. Mr. Berman has been a director of Sow Good Inc., f/k/a Black Ridge Oil & Gas, Inc. since October 2016, and is also a director of Golden Entertainment, Inc., Mill City Ventures III, Ltd., Auego Affinity Marketing, Inc., 52 Gaming, LLC, Redstone American Grill, Inc., LubeZone, Inc., Drake’s Organic Spirits, LLC, Foxo Technologies and Sow Good, Inc. Since June 1990, Mr. Berman

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

has been the chairman and chief executive officer of Berman Consulting Corporation, a private consulting firm he founded. Mr. Berman began his career with Berman Buckskin, his family’s leather business, which he helped grow into a major specialty retailer with 27 outlets. After selling Berman Buckskin to W.R. Grace in 1979, Mr. Berman continued as president and chief executive officer and led the company to become one the country’s largest retail leather chains, with over 200 stores nationwide. In 1990, Mr. Berman participated in the founding of Grand Casinos, Inc. Mr. Berman is credited as one of the early visionaries in the development of casinos outside of the traditional gaming markets of Las Vegas and Atlantic City. In less than five years, the company opened eight casino resorts in four states. In 1994, Mr. Berman financed the initial development of Rainforest Cafe. He served as the chairman and chief executive officer from 1994 unti1 2000. In October 1995, Mr. Berman was honored with the B’nai B’rith “Great American Traditions Award.” In April 1996, he received the Gaming Executive of the Year Award; in 2004, Mr. Berman was inducted into the Poker Hall of Fame; and in 2009, he received the Casino Lifetime Achievement Award from Raving Consulting & Casino Journal. In 1998, Lakes Entertainment, Inc. was formed. In 2002, as chairman of the board and chief executive officer of Lakes Entertainment, Inc., Mr. Berman was instrumental in creating the World Poker Tour. Mr. Berman served as the executive chairman of the board of WPT Enterprises, Inc. (later known as Voyager Oil & Gas, Inc. and Emerald Oil, Inc.) from its inception in February 2002 until July 2013. Mr. Berman also served as a director of PokerTek, Inc. from January 2005 until October 2014, including serving as chairman of the board from January 2005 until October 2011. Mr. Berman has a degree in business administration from the University of Minnesota. Mr. Berman is the father of Bradley Berman, one of our directors.

Yangyang Li

Mr. Li has served as a director of the Company since March 2021, and as the Company’s co-Chairman since December 2021. Mr. Li is the current Chairman and an Executive Director of Ourgame International Holdings Limited (“Ourgame”), the beneficial owner of Primo Vital Limited, which is the Company’s largest stockholder, beneficially owning approximately 35.8% of the Company’s outstanding common stock. Mr. Li received a Bachelor of Business Administration from the University of International Business & Economics in Beijing, China. In 2001, Mr. Li served as Assistant President to China Great Wall Industry Corporation. In 2003, Mr. Li founded Business Media China Group (Frankfurt Stock Exchange: BMC) and served as its CEO in 2005, with a market value at the time in excess of 5 billion RMB. Mr. Li served as Chairman of the Board of Directors of Elephant Media Group in 2008. Since 2014, he has served as Chairman of the Board of Directors of World Business Services Union and Choi Shun Investment.

Benjamin Oehler

Benjamin S. Oehler has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Oehler was a director of Sow Good Inc., f/k/a Black Ridge Oil & Gas, Inc., until December 2020, and chairman of its audit committee and compensation committee from February 2011 until December 2020. Mr. Oehler is a Founding Partner of Windward Mark, LLC which advises business owners with regard to strategic planning, owner governance and education, business continuity, legacy, philanthropy and liquidity. Windward Mark LLC is a continuation of Mr. Oehler’s consulting practice at Bashaw Group. Inc. (2007 to 2017) and Linea Capital, LLC (2009 to 2017). From 1999 to 2007, Mr. Oehler was the president and chief executive officer of Waycrosse, Inc., a financial advisory firm for the family owners of Cargill Incorporated. While at Waycrosse, Mr. Oehler was the primary advisor to the five family members who were serving on the Cargill Incorporated

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

board of directors from 1999 to 2006. Mr. Oehler played a key role in two major growth initiatives for Cargill: the merger of Cargill’s fertilizer business into a public company which is now Mosaic, Inc., and the transformation of Cargill’s proprietary financial markets trading group into two major investment management companies: Black River Asset Management, LLC and CarVal Investors, LLC. An investment banker for 20 years, Mr. Oehler’s transaction experience includes public offerings and private placements of debt and equity securities, mergers and acquisitions, fairness opinions and valuations of private companies. Prior to joining Waycrosse, Mr. Oehler was an investment banker for Piper Jaffray. By the time he left Piper Jaffray in 1999, he was group head for Piper Jaffray’s Industrial Growth Team. He has also played a leadership role in a number of corporate buy-outs and venture stage companies, served on corporate and non-profit boards of directors, and has been involved in the creation and oversight of foundations and charitable organizations, as well as U.S. trusts and off-shore entities.

Mr. Oehler has been a Board member and/or founder of many non-profit organizations including the Minnesota Zoological Society, Minnesota Landscape Arboretum, The Lake Country Land School, Greencastle Tropical Study Center, Park Nicollet Institute, Afton Historical Society Press, United Theological Seminary and University of Minnesota Investment Advisor, Inc. He has been a director of Waycrosse, Inc., WayTrust Inc., Dain Equity Partners, Inc., Time Management, Inc., BioNIR, Inc. and Agricultural Solutions, Inc. In September 2007, Mr. Oehler completed the Stanford University Law School Directors Forum, a three-day update on key issues facing corporate directors presented by the Stanford Business School and Stanford Law School. From 1984 through 1999, Mr. Oehler was registered with the National Association of Securities Dealers as a financial principal. Mr. Oehler is a graduate of the University of Minnesota College of Liberal Arts and has completed all course work at the University of Minnesota Business School with a concentration in finance.

CLASS B
Bradley Berman

Bradley Berman has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Berman is the president of King Show Games, Inc., a company he founded in 1998. Mr. Berman has worked in various capacities in casino gaming from 1992 to 2004 for Grand Casinos, Inc. and then Lakes Entertainment, Inc., achieving the position of Vice President of Gaming. Mr. Berman has been the director of Sow Good, Inc. since October 2020. Mr. Berman was a director of Voyager Oil and Gas, Inc. (formerly Ante4 and WPT) and Black Ridge Oil & Gas, Inc. (formerly Ante5). Mr. Berman is the son of Lyle Berman, one of our directors.

Joseph Lahti

Joseph Lahti has served as a director of the Company since May 2017 (when the Company at the time of such election was Black Ridge Acquisition Corp.). Mr. Lahti has been a director of Sow Good, Inc., f/k/a Black Ridge Oil & Gas, Inc., since August 2012. Mr. Lahti is a Minneapolis native and leader in numerous Minnesota business and community organizations. As principal of JL Holdings since 1989, Mr. Lahti has provided funding and management leadership to several early-stage or distressed companies. From 1993 to 2002, he held the positions of chief operating officer, chief financial officer, president, chief executive officer and chairman at Shuffle Master, Inc.,

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

a company that provided innovative products to the gaming industry. Mr. Lahti served as a director of PokerTek, Inc., a publicly traded company, from 2008 until it was sold in October 2014 (including serving as chairman of the board from 2012 to 2014), and has since 2018 has been an independent director and chairman of the board of Innealta Capital and Acclivity Capital, investment managers. In 2021 Mr Lahti was named chairman of an early stage company which has created a financial services marketplace for Latin America. Mr Lahti also served as chairman of AF Holdings, Inc, an asset manager, until its sale in October 2018 and remains as CEO of the surviving shareholder representative company until the earn out period ends in 2023. Previously, Mr. Lahti also served on the board of directors of Voyager Oil & Gas, Inc. and Zomax, Inc., and served as the chairman of the board of directors of Shuffle Master, Inc. Through his public company board experience, he has participated on, and chaired, both audit and compensation committees. Mr. Lahti has a Bachelor of Arts degree in Economics from Harvard College.

Jingsheng (Jason) Lu

Jingsheng Lu has served as a director of the Company since April 2021. Mr. Lu is the current Chief Executive Officer and Executive Director of Ourgame and served as an independent director of Ourgame from June 2020 to April 2021. Prior to that, he served as a director of Zhejiang Xiangyuan Culture Co., Ltd.,(“Xiangyuan Culture”), which is a main board listed company in China (Code in Shanghai Stock Exchange: 600576). From 2015 to 2017, he served as co-CEO of Xiamen Xtone Animation Co., Ltd., (“Xtone”), and led the merger of Xtone by Xiangyuan Culture in 2014. He also served as CFO of Beijing International Advertising & Communication Group from 2018 to 2019. He previously served as a senior audit manager at Deloitte China for six years, and at Deloitte US for two years from 2001 to 2010. He is currently a non-practicing certified public accountant in China since 2007, as well as a member of the American Institute of Certified Public Accountants since 2009. He holds a Bachelor of Economics degree from University of International Business and Economics in Beijing, China.

Guanzhou (Jerry) Qin

Mr. Qin brings strong management skills from Fortune 500 companies, hands-on experiences in high-tech startups, and deep experience in finance and accounting. Mr. Qin has served as Finance Director of Content Business at Tencent since February 2020, and served as the Head of Finance at Aibee Inc., a top artificial-intelligence start-up, from September 2018-February 2020. Mr. Qin also served as the Senior Finance Director of the APAC (China, Japan, India and others) for TripAdvisor (Nasdaq: TRIP) from June 2017-August 2018. Mr. Qin also served at the Chief Financial Officer of Glu Mobile, a top mobile game developer, and as a consultant for Andersen/PWC. Mr. Qin received an International MBA from Peking University & Fordham University in 2008 and a Bachelor of Economics, University of International Business & Economics in 2001.

CLASS C
Yinghua Chen

Yinghua Chen has served a director since 2020, and has served as the Company’s Chief Investment Officer since November 2021 and as the Company’s President and Board Secretary since February 2022. Ms. Chen is a Co-Founder of Aupera Technologies, a leading video AI technology company, where she is responsible for corporate financing, business development, and strategic partnership. She has successfully raised multiple rounds of funding for Aupera, including from Silicon Valley giant Xilinx (Nasdaq: XLNX). Prior to this, she served as the Executive Vice President of Anthill Resources, a natural resources investment company in Canada,

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

where she oversaw business operations and investment activities. Ms. Chen is also the former Managing Director of China for The Cavendish Group, a UK B2B media and public relations company. In that role, Ms. Chen built up subscriber networks for over ten vertical industry media products and managed the Group’s strategic relationship with the Boao Forum for Asia. Ms. Chen was also part of the founding team of The Balloch Group, a boutique investment banking firm, later acquired by Canaccord Genuity, where she specialized in financial, pharmaceutical, resources and media industry transactions. Ms. Chen holds an EMBA from the University of Paris I: Panthéon-Sorbonne and a Bachelor of Arts degree from the University of International Business and Economics.

Yushi Guo

Mr. Yushi Guo was appointed as a director of the Company in February 2022, and has broad experience in management consulting, board advisory and entrepreneurship. He is the founder and CEO of PanoSoar Management Technology Co., Ltd, a company that builds technological platforms for small and medium-sized businesses. In 2011, Mr. Guo founded Beijing Panorfinity Consulting Co., Ltd., which offers management consulting, board advisory and executive search services. Prior to founding Beijing Panorfinity Consulting Co., Ltd., Mr. Guo served at a client partner at Korn Ferry International from 2009 – 2011 and Gallup Consulting from 2003 – 2009. Mr. Guo currently serves as an independent non-executive director of Ourgame International Holdings Limited. Mr. Guo holds a Master of Science in Ecology and Bachelor of Science from Beijing Forestry University, and Master of Business Administration from Emory University.

Adam Pliska

Adam Pliska has served as a director since August 2019, and served as the Company’s President from August 2019 until July 2021. He has been with the World Poker Tour since 2003. As President and CEO of WPT, Mr. Pliska has overseen the entire WPT business portfolio, including but not limited to live events, online services, televised broadcasts, and WPT office personnel in Los Angeles, London and Beijing. He is one of the longest serving executives in the poker industry and was named the American Poker Awards Industry Person of the Year for 2014. Under his watch, the WPT has witnessed massive global growth from 14 events to over 60 worldwide on 6 continents, has maintained historic ratings of one of the longest running television shows in US history and has awarded more than a billion dollars over its 18 years. In addition to his position as CEO, Mr. Pliska serves as Executive Producer of the World Poker Tour television show and is the co-writer of the WPT Theme song Rise Above.

From November 2000 to June 2002, Mr. Pliska served as the Vice-President of Legal and Business Affairs and eventually General Counsel for Anticipa, LLC, a multi-media company headed by the futurist, Alvin Toffler, a Telmex Corporation. In addition, Mr. Pliska served as an associate at the law firm of Sonnenschein, Nath & Rosenthal in Los Angeles from July 1999 to November 2000, where he worked on various litigation and intellectual property matters. Before his legal career, Mr. Pliska worked as a television producer in connection with noted industry veteran Al Burton, including work at Universal Television and Castle Rock Entertainment where he produced and developed numerous television properties. Mr. Pliska contributed and worked on various programs including The New Lassie, Baywatch, Out of the Blue, and shares an Emmy Award for his contributions to television creative development. While at Berkeley Law, he worked as a research assistant to Professor John Yoo and was an extern to the 9th Circuit Court of Appeals for the Judge Alex Kozinski and at the Governor’s Office of Legal Affairs in the state of California for then Governor Pete Wilson.

Name of Director and/or Nominee	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies

He has served as a mentor of the Tiger Wood’s Foundation Earl Woods Scholar program, is a member of the Pacific Council, a director of the WPT Foundation and on the board of the GOCAT (Greater Orange County Community Arts Theater). Mr. Pliska holds a B.A. from the University of Southern California’s School of Cinematic Arts and a J.D. from the University of California, Berkeley’s Law School, Boalt Hall.

Libing (Claire) Wu

Libing (Claire) Wu has served as a director of the Company since May 2021, and served as the Company’s Chief Executive Officer and General Counsel from July 2021 until February 18, 2022, and as President from July 2021 until November 2021. Before joining the Company, Ms. Wu was the Vice President and General Counsel of Asia Pacific Capital, Inc, as well as Senior Counsel at the New York law firm Davidoff Hutcher & Citron LLP. Ms. Wu is a graduate of New York University School of Law, New York, USA (Master of Laws in Corporate Law) and a graduate of China University of Political Science and Law, Beijing, China (Master of Laws in Corporate Law). Ms. Wu received a Bachelor of Science Degree in International Economics from Nankai University, Tianjin, China, and an Advanced Professional Certificate in Law and Business from New York University Leonard N. Stern School of Business. Ms. Wu has over 15 years’ experience as a corporate and securities attorney practicing in New York, with extensive legal and business experience in cross-border transactions, U.S. securities regulation, mergers and acquisitions, capital market transactions, as well as corporate structuring and governance.

Yuanfei Qu

Mr Yuanfei Qu received his Bachelor’s degree in 2001 from the University of International Business and Economics, majoring in marketing, and a Master of Commerce degree in 2003 from the University of Sydney, where he majored in Finance and Banking. From 2004, Mr. Qu joined Macro Link Group Ltd and led acquisition transactions for Shanghai Stock Exchange listed company, Tonghua Grape Wine (SH 600365) as well as a reverse takeover transaction for a Hong Kong Exchange listed company, New Silkroad (HK 00472).

Mr. Qu established Beijing Sansokuu Consulting Company in 2009, providing consulting service for different businesses including exhibition, advertising, TMT, pawnshop, taxi, and wine. From 2018, Mr. Qu focused on the investment of civil use of unmanned aerial vehicles (“UAVs”), providing services like plant protection and UAV training qualification from AOPA-China, the only test center in southwest China. In June 2020, Mr. Qu founded Sansokuu Limited (Japan) to develop new UAV markets in other Asian countries. In July 2020, Mr. Qu was also appointed as Vice President of Ourgame International Holdings Limited, responsible for new investment and portfolio management.

Our Executive Officers

The following table sets forth certain information concerning our executive officers as of May 24, 2022.

Name	Position(s)	Age
Lyle Berman	Interim Chief Executive Officer	80
Yinghua Chen	President, Chief Investment Officer and Board Secretary	42
Roy L. Anderson	Chief Financial Officer	63
Judson Hannigan	Chief Executive Officer of Allied Esports	40

Lyle Berman Interim Chief Executive Officer	Mr. Berman’s biography is included above under the section titled “Our Board of Directors.”
Yinghua Chen, President, Chief Investment Officer and Board Secretary	Ms. Chen’s biography is included above under the section titled “Our Board of Directors.”
Roy L. Anderson Chief Financial Officer

Roy L. Anderson is a senior finance executive with deep expertise and experience in financial management and reporting, accounting, internal controls, and risk management. With a focus on Technology, Media and Telecommunications, he has been a strategic and trusted advisor to CEOs, Senior Executives, Board of Directors, and investors in these industries. Most recently, Mr. Anderson was a partner with Mazars USA, an independent member firm of Mazars Group, an international accounting firm servicing clients in over 90 countries worldwide. In this role, Mr. Anderson worked closely with the top executives and investors of companies in the Technology, Media and Telecommunications (TMT) markets ranging from start-ups to companies with multinational/divisional components and revenues in excess of $500 million. As an audit, tax and advisory partner in the TMT Group of Mazars, Mr. Anderson’s clients included companies engaged in online media (B2B and B2C), entertainment, gaming, events, trade shows, digital marketing/advertising, SaaS, eCommerce, AI, lead generation, Tech-enabled services, cybersecurity, and software development. In addition, Mr. Anderson was a key member of Mazars’ SEC Practice Group. For the last several years, Mr. Anderson has been an invited speaker at key media and technology industry conferences, and presented educational webcasts on various technical issues including revenue recognition, share based compensation, and business combinations. A certified public accountant (CPA), he holds a Bachelor of Science degree from Long Island University’s School of Professional Accountancy.

Judson Hannigan CEO of Allied Esports

With more than 15 years of global consulting, marketing and executive experience, Jud Hannigan is a co-founder and CEO of Allied Esports. Prior to co-founding Allied Esports, Mr. Hannigan was a Vice President at Ourgame International. In 2006, Mr. Hannigan founded consulting and trading company Big Turn International in Beijing, serving as Managing Director until 2015, and worked with clients throughout Asia across the Sports and Entertainment, Gaming, Television, Media and Apparel industries. Prior to moving to China in 2006, Mr. Hannigan worked in sales and partnership development for NYC Marketing, an office created by former New York City Mayor Michael Bloomberg, where he developed and executed marketing programs with official city partners and events, including Snapple Beverage Group and the 2005 CMA Awards. Prior to NYC Marketing, Mr. Hannigan served as an intern from 2000 to 2003 in the Corporate and Community Relations division of the New York Yankees’ front office. Mr. Hannigan graduated from the University of Connecticut with a Bachelor of Arts degree in Communications and Journalism and also received a finance & accounting business certificate from Harvard Business School Online and completed its Leading in Finance certificate course.

Family Relationships

Mr. Bradley Berman, one of our directors, is the son of Mr. Lyle Berman, one of our directors. There are no other family relationships between any of the other directors or executive officers.

Board Diversity Matrix

In compliance with Nasdaq Rules 5605(f) and 5606, the Board has self-reported the diversity characteristics summarized in the table below.

Board Diversity Matrix (as of May 27, 2022)
Total Number of Directors	11
Part I: Gender Identity	Female	Male	Nonbinary	Did Not Disclose
	1	7	—	3
Part II: Demographic Background	Asian	White
	5	3		3

EXECUTIVE AND DIRECTOR COMPENSATION

The following tables set forth information regarding compensation awarded to or earned by our “named executive officers,” which under SEC rules and regulations include (i) all individuals serving as our principal executive officer during fiscal 2021, (ii) our two most highly compensated other individuals who were serving as executive officers at the end of fiscal 2021 and who received total compensation in excess of $100,000, and (iii) up to two additional individuals for whom disclosure would have been required under (ii) but for the fact that they were not serving as executive officers at the end of fiscal 2021. For 2021, our named executive officers were:

•        Kwok Leung Frank Ng, former Chief Executive Officer

•        Libing (Claire) Wu, former Chief Executive Officer, President and General Counsel

•        Judson Hannigan, Chief Executive Officer of Allied Esports International Inc.

•        Anthony Hung, former Chief Financial Officer

•        Adam Pliska, former President of Allied Esports Entertainment, Inc. and President and CEO of WPT Enterprises, Inc.

Summary Compensation Table

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)		Option Awards ($) (f)		Nonequity incentive plan compensation ($) (g)	Nonqualified deferred compensation earnings ($) (h)	All other compensation ($) (i)		Total ($) (j)
Claire Wu,	2020	—	—	—		—		—	—	—		—
Former Chief Executive Officer	2021	234,848	200,000	160,000	(1)	239,354	(2)	—	—	35,182	(11)	869,384

Kwok Leung Frank Ng,	2020	166,154	—	100,000	(3)	—		—	—	—		266,154
Former Chief Executive Officer	2021	212,354	120,000	1,000,000	(4)	—		—	—	209,744	(5)	1,542,098

Adam Pliska,	2020	395,985	—	211,000	(6)	—		—	—	—		606,985
Former President, CEO of the World Poker Tour	2021	686,902	649,231	—		26,626	(7)	—	—	10,833	(11)	1,373,592

Judson Hannigan,	2020	228,000	—	50,000	(8)	—		—	—	—		278,000
CEO of Allied Esports	2021	285,000	57,000	—		—		—	—	—		342,000

Anthony Hung,	2020	270,750	—	104,750	(9)	—		—	—	—		375,500
Former Chief Financial Officer	2021	191,080	414,750	—		—		—	—	30,692	(10)	636,522

____________

(1)      In connection with Ms. Wu’s appointment as Chief Executive Officer, President and General Counsel to the Company on July 13, 2021, the Company granted to Ms. Wu 80,000 shares of common stock of the Company, which were subject to transfer and forfeiture restrictions that were scheduled to lapse in their entirety on August 16, 2022. The foregoing shares of common stock vested in connection with Ms. Wu’s resignation as Chief Executive Officer and General Counsel on February 18, 2022.

(2)      On May 6, 2021, the Company granted to Ms. Wu ten-year stock options to purchase 40,000 shares of common stock for her director services, which vest in equal annual installments over four years and have an exercise price of $2.48 per share, which represents the Company’s closing stock price on the day prior to the date of grant. In connection with Ms. Wu’s appointment as Chief Executive Officer, President and General Counsel to the Company on July 13, 2021, the Company granted to Ms. Wu ten-year options to purchase up to 200,000 shares of the Company’s common stock at an exercise price of $2.21 per share, that were scheduled to vest in four equal annual installments commencing on the one year anniversary of the grant date. The 200,000 options vested in connection with Ms. Wu’s resignation as Chief Executive Officer and General Counsel on February 18, 2022.

(3)      Pursuant to a Restricted Stock Agreement dated effective August 7, 2020, Mr. Ng was issued 46,083 shares of restricted common stock of the Company, which vested on July 13, 2021 in connection with Mr. Ng’s resignation as the Company’s Chief Executive Officer.

(4)      Pursuant to a Restricted Stock Unit Agreement made effective as of January 19, 2021 (and as amended on July 13, 2021), Mr. Ng was granted restricted stock units having a stated value of $1,000,000 that vest upon the earlier of (i) the sale of substantially all of the assets of the Company’s esports division, or (ii) July 12, 2023. At the time of payment, the Company may elect to pay the $1,000,000 stated value in cash or shares of common stock.

(5)      Pursuant to a Release and Separation Agreement dated July 13, 2021, the Company agreed to pay Mr. Ng severance pay of $400,000 payable over a twelve-month period in connection with Mr. Ng’s resignation as Chief Executive Officer. Mr. Ng received $166,667 of the payable as of December 31, 2021. In addition, Mr. Ng received $43,077 of unused vacation pay upon his resignation.

(6)      Pursuant to a Restricted Stock Agreement dated effective August 7, 2020, Mr. Pliska was issued 11,521 shares of restricted common stock of the Company, which vested upon termination of Mr. Pliska’s employment without “Cause” (as defined in the agreement) in connection with the Company’s sale of the WPT business on July 12, 2021. Additionally, on August 7, 2020, Mr. Pliska was awarded 85,517 shares of common stock for services rendered in 2019.

(7)      On November 11, 2021, the Company granted to Mr. Pliska ten-year stock options to purchase 25,000 shares of common stock for his consulting services, which vest in equal annual installments over four years and have an exercise price of $2.21 per share, which represents the Company’s closing stock price on the day prior to the date of grant.

(8)      Pursuant to a Restricted Stock Agreement dated effective August 7, 2020, Mr. Hannigan was issued 23,042 shares of restricted common stock of the Company, which vested on August 18, 2021.

(9)      Pursuant to a Restricted Stock Agreement dated effective August 6, 2020, Mr. Hung was issued 50,000 shares of restricted common stock of the Company, of which 25,000 shares vested on August 18, 2021 and the remaining 25,000 were forfeited on September 1, 2021 in connection with Mr. Hung’s resignation as the Company’s Chief Financial Officer. Pursuant to a Restricted Stock Agreement dated effective September 24, 2020, Mr. Hung was issued 35,714 shares of restricted common stock of the Company, which vested on August 18, 2021.

(10)    On September 1, 2021 Mr. Hung received $30,692 of unused vacation pay upon his resignation.

(11)    Represents compensation earned for service on the Board of Directors.

In general, Allied Esports and WPT compensated its executive officers through a combination of salary, bonuses and stock or option awards. Bonuses have generally been tied to performance metrics agreed to by the applicable board of directors and if earned, are typically between 10% and 20% of the applicable employee’s annual salary (although in the case of Mr. Pliska, that bonus percentage could be as high as 60% of his annual salary). Both companies offer 401(k) benefits (including, in the case of WPT, a matching contribution of up to 4% of the employee’s annual salary), medical, dental, life insurance and disability coverage, flexible benefit accounts, and an employee assistance program. Both companies also provide vacation and other paid holidays to employees. Other than certain senior-level executives, both companies typically do not enter into employment agreements with their employees.

Frank Ng Employment Agreement

On November 5, 2019, the Company entered into a three-year written employment agreement (effective September 20, 2019) with Frank Ng, as the Company’s Chief Executive Officer. Under the employment agreement, Mr. Ng served as the Company’s Chief Executive Officer and on its Board of Directors (the “Board”). Mr. Ng was entitled to receive an annual base salary of $300,000 and was eligible for annual bonus compensation determined by the Board (the “Bonus Payments”). Mr. Ng was entitled to participate in the Company’s benefit plans that were maintained by the Company and for which he was eligible, including, without limitation, group medical, 401(k), life insurance and other benefit plans.

Under the employment agreement, if Mr. Ng’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Mr. Ng resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as he signed and did not revoke a release agreement, he would be entitled to receive severance comprised of one-year of his base salary, plus a prorated Bonus Payment to the extent not already paid.

On December 31, 2020, the Company and Frank Ng entered into an amendment to Mr. Ng’s employment agreement pursuant to Mr. Ng’s annual salary was increased to $400,000 per year payable in cash, and that the Company may, but was no longer required to, issue to Mr. Ng any shares of the Company’s common stock as compensation for his services.

On January 19, 2021, the Company entered into a Restricted Stock Unit Agreement with Mr. Ng. Pursuant to this agreement, Mr. Ng received restricted stock units having a stated value equal to $1,000,000, which restricted stock units represent the right to receive $1,000,000 payable upon the earlier of the two-year anniversary of the closing date of the Sale Transaction (provided that Mr. Ng remains continuously employed by the Company through such date), or the termination of Mr. Ng’s employment without cause (as defined in his employment agreement) (as applicable, the “Vesting Date”). At the time of payment, the Company may elect pay the $1,000,000 award in cash or in shares of common stock valued at the fair market value of our common stock on the Vesting Date, or any combination thereof. All issuances of common stock will be issued from our 2019 Equity Incentive Plan. If payments or benefits provided or to be provided by the Company or its affiliates to Mr. Ng pursuant to the agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) that would be subject to the excise tax imposed under Section 4999 of the Code (collectively, the “Excise Tax”), payments to be made under the agreement will be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. On March 22, 2021, the agreement was amended to provide that the Vesting Date would apply after the two-year anniversary of the sale of CSI to Element Partners, LLC, Bally’s Corporation, or their affiliates (provided that Mr. Ng remains continuously employed by the Company through such date).

On July 13, 2021, Frank Ng resigned as Chief Executive Officer of the Company. In connection with his resignation, the Company entered into a Release and Separation Agreement with Mr. Ng (the “Release”) pursuant to which, among other things, Mr. Ng. agreed to provide reasonable assistance to the Company as requested in connection with the Company’s esports division, Mr. Ng released the Company from any and all claims he may have against the Company (subject to certain exclusions), and the Company agreed to provide Mr. Ng with certain separation benefits, including $400,000 (gross) in severance pay payable over a twelve-month period, accelerated vesting of all unvested stock options previously granted to Mr. Ng pursuant to an Option Agreement dated effective November 21, 2019, and accelerated vesting of all unvested shares of restricted stock previously granted to Mr. Ng pursuant to an Executive Restricted Stock Agreement dated August 7, 2020.

In addition, the Release provides for an amendment to the terms of the restricted stock units previously granted to Mr. Ng. pursuant to a Restricted Stock Unit Agreement dated effective January 19, 2021, as amended (the “RSU Agreement”). Under the RSU Agreement, Mr. Ng was entitled to receive $1,000,000 (the “Stated Amount”) upon the earlier of July 12, 2023 (which is the two-year anniversary of the closing date of the Company’s recent sale of Club Services, Inc.), or the termination of Mr. Ng’s employment without cause (as applicable, the “Vesting Date”). At the time of payment, the Company may elect to pay Stated Amount in cash or shares of common stock, or any combination thereof. As amended, the Vesting Date will be deemed to have occurred, and Mr. Ng will be entitled to the payment of the Stated Value prior to July 12, 2023, upon an earlier sale of substantially all of the assets or equity interests comprising the Company’s esports division, as determined in the reasonable discretion of the Company’s Board of Directors; provided that Mr. Ng provides consulting services to the Company through the Vesting Date and no “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), occurs prior to such Vesting Date.

The Release contains a provision allowing us to reduce the amount of payments, consideration, compensation and benefits provided for in Release and under all other plans, arrangements and agreements applicable to Mr. Ng to the extent needed for Mr. Ng to avoid paying an excise tax under Code Section 280G, unless Mr. Ng is better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

The Release also contains a customary mutual non-disparagement provision.

Adam Pliska Employment Agreement

Adam Pliska, who served as the Company’s President, and currently serves as the President and CEO of the entities comprising the World Poker Tour (the “WPT Entities”), was party to an Executive Engagement Agreement with Ourgame, dated as of January 24, 2018, and amended in June 2018 (the “Pliska Employment Agreement”). Ourgame’s obligations under the Pliska Employment Agreement were assumed by the Company in connection with the Merger that was consummated in August 2019. On April 24, 2020, the Company, Ourgame, Trisara, and Adam Pliska entered into an Assignment and Assumption Agreement (the “Pliska Assignment”) to document the assumption. Effective as of May 1, 2020, Mr. Pliska’s annual salary was reduced by 10% to approximately $377,000 for a six-month period.

In addition to the standard 401(k), healthcare, paid vacation and similar benefits provided to all employees, the Pliska Employment Agreement contains the following general terms:

•        Four-year term, expiring on January 24, 2022 (the “Term”), subject to renewal upon mutual agreement.

•        Annual salary (subject to annual review) of not less than $400,000, whereby $315,000 is allocated to his employment services and $85,000 is allocated to consultancy and board compensation services (the “Consulting Compensation”) payable to a consulting company Mr. Pliska is a member of, Trisara Ventures, LLC (“Trisara”). If Mr. Pliska no longer provides consulting and board services during the Term, his salary would be increased to make up the loss of the Consulting Compensation.

•        If Mr. Pliska’s employment is terminated for any reason during the Term, he will be entitled to any payments due under the Pliska Employment Agreements, including all salary and Consulting Compensation that would have been paid during the Term. After the Term or any renewal thereof, Mr. Pliska will be entitled to a severance payment of 12 month’s salary (including Consulting Compensation) plus 12 months of benefits if his employment is terminated for any reason other than fraud, misappropriation, dishonesty, stealing and/or embezzlement (each a termination for “Cause”).

•        In the event of the termination of Mr. Pliska’s employment of the sale of WPT from Ourgame, Ourgame’s obligations to Trisara will continue; provided, however, the current maximum yearly payment shall increase from $85,000 to $150,000 (adjusted yearly to higher of inflation or the deemed inflation rate of Ourgame)

•        Upon any termination of Mr. Pliska’s employment, in light of his over 15 years of experience with WPT, Trisara will continue to receive a consulting fee of $100,000 per year (subject to increase for inflation) for as long as is legally permissible, up to a maximum of forty (40) years; provided that Mr. Pliska will not take full time employment with the World Series of Poker without the written consent of WPT for so long as such payments are made.

•        Annual performance bonuses upon reaching certain EBITDA performance objectives of up to 40% of Mr. Pliska’s annual salary, as well as bonuses of up to 60% of Mr. Pliska’s base salary if he exceeds such performance objectives.

•        Grant of equity incentives in any annual grant program at a level commensurate for his title and subject to established performance standards.

•        A bonus payable to Trisara upon the sale of WPT equal to 2% of the total gross proceeds up to $45 million from the sale of the WPT business, and an additional 1% of any proceeds over $45 million. Because the WPT business was valued at $50 million for purposes of the Merger, Trisara was entitled to a payment of $950,000 in connection with the above provisions upon the closing of the Merger. This bonus was paid at the closing of the Merger by the issuance of 144,158 restricted shares of AESE common stock, which are subject to transfer and forfeiture restrictions.

•        The right to receive a profitability payment of up to $1.5 million in the event the WPT business reduced its losses or became profitable during the term of the Pliska Employment Agreement. Pursuant to Ourgame’s and WPT’s standard employee bonus policies, in early 2019, Ourgame and WPT determined that Mr. Pliska is entitled to receive the full $1.5 million payment. This bonus was paid at the closing of the Merger.

•        Unless terminated for Cause, any termination of Mr. Pliska would immediately accelerate the vesting of any unvested equity awards previously granted.

•        Mr. Pliska is prohibited during the Term from (i) becoming employed in any activity similar to or competitive with the business or activities of AESE, provided that legal services, investment services and non-poker related television shall not be deemed competitive if not engaged on a full time basis (ii) seeking to persuade any director, officer, employee, agent or independent contractor of AESE to discontinue that individual’s status or employment with AESE; (iii) hiring or retaining any such person who is at such time or was associated with AESE within one year prior to the cessation of the employment of Mr. Pliska; or (iv) soliciting (or causing or authorizing), directly or indirectly, to be solicited, for or on behalf of himself or any third party, any business from others who are then or were at any time within one (1) year prior to the cessation of Mr. Pliska’s employment, except for Mr. Pliska’s long-time assistant if he so chooses.

•        Mr. Pliska further agrees in the Pliska Employment Agreement to keep all confidential information of AESE confidential.

On December 31, 2020, the Company entered into a Change in Control Agreement with Adam Pliska. Pursuant to this agreement, if Mr. Pliska remained employed by the Company on the occurrence of a “Change in Control” (as such term is defined in the agreement), Mr. Pliska would be entitled to a cash bonus in the amount of $420,000 upon the closing of the Change in Control. Under the agreement, a “Change in Control” would occur if a third party became a beneficial owner of securities of WPT representing 50% or more of the voting power of all of WPT’s then-outstanding securities; or if our Board of Directors approved the sale of all, or substantially all, of the business or assets of WPT or the liquidation or dissolution of WPT, and such transaction is consummated. The sale of the WPT constituted a Change in Control and, as a result, Mr. Pliska received a cash bonus of $420,000 upon the closing of the sale transaction on July 12, 2021.

On July 12, 2021, in connection with the sale of the WPT business by the Company, the Pliska Employment Agreement was amended to replace the Company as a party with Club Services, Inc, a former subsidiary of the Company, resulting in Mr. Pliska’s services being a part of the WPT Business acquired by the buyer in the sale transaction. The amendment further extended the employment term by one year, and the Company was released from all obligations under the Pliska Employment Agreement for periods from and after the closing of the sale transaction.

Libing (Claire) Wu Employment Agreement

In connection with the Company’s appointment of Libing (Claire) Wu as Chief Executive Officer of the Company on July 13, 2021, the Company entered into an employment agreement with Ms. Wu that provided for, among other things, payment to Ms. Wu of an annual base salary equal to $500,000, subject to cost-of-living adjustments applicable to Company employee salaries from time to time. Ms. Wu was eligible to receive an annual incentive bonus of up to 60% of her annual salary, determined at the discretion of the Board of Directors and subject to the attainment of certain Board objectives. Ms. Wu received a $200,000 bonus payable upon commencement of her employment. Ms. Wu was also eligible to participate in the standard employee benefit plans generally available to executive employees of the Company.

Under her employment agreement, if Ms. Wu’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Wu resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she has signed and has not revoked a release agreement, she would be entitled to receive severance in the form of continued base salary payments over a period of 18 months, and the vesting of all of her stock options and restricted stock grants would automatically accelerate.

If payments or benefits provided by the Company to Ms. Wu pursuant to her employment agreement constituted “parachute payments” within the meaning of Section 280G of the Code that would be subject to the excise tax imposed under Section 4999 of the Code (collectively, the “Excise Tax”), the parachute payments would be reduced to an amount such that the aggregate of the parachute payments does not exceed 2.99 times the “base amount,” as defined in Code Section 280G.

The employment agreement provided that that the Company would use its commercially reasonable efforts to cause Ms. Wu to be elected as a member of the Board of Director throughout her term of employment.

On February 18, 2022, Ms. Wu resigned as Chief Executive Officer and General Counsel of the Company. In connection with her resignation, the Company entered into a Separation Agreement and Release with Ms. Wu (the “Separation Agreement”) pursuant to which, among other things, Ms. Wu. released the Company from any and all claims she may have against the Company (subject to certain exclusions), and the Company agreed to provide Ms. Wu with certain separation benefits, including $750,000 (gross) in severance pay payable over an 18-month period, accelerated vesting of 200,000 unvested stock options previously granted to Ms. Wu pursuant to an Option Agreement dated effective July 13, 2021, extended the exercise period to exercise such options to July 13, 2031, respectively, and accelerated vesting of 80,000 shares of restricted stock previously granted to Ms. Wu pursuant to an Executive Restricted Stock Agreement dated July 13, 2021. The Separation Agreement also contains a customary non-disparagement provision.

Jud Hannigan Employment Arrangement

Jud Hannigan, the Chief Executive Officer of Allied Esports International Inc., has an at-will employment arrangement with Allied Esports International, Inc. Mr. Hannigan’s current annual salary is $285,000. Effective as of May 1, 2020, Mr. Hannigan’s annual salary was reduced by 40% to approximately $171,000 for a six-month period. Mr. Hannigan is entitled to annual bonus compensation of up to 40% of his salary as determined by the Board. Mr. Hannigan participates in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements.

New Employment Arrangements

In connection with Mr. Berman’s appointment as Interim Chief Executive Officer, the Company agreed to pay Mr. Berman an annual base salary equal to $300,000, on an at-will employment basis. In connection with Ms. Chen’s appointment as President, the Company agreed to pay Ms. Chen an annual base salary equal to $275,000, on an at-will employment basis.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2021, the Company’s named executive officers had outstanding the following option and/or stock awards:

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Kwok Leung Frank Ng	20,000	—	—	5.66	9/20/2029	—	—	—	—

Libing (Claire) Wu	—	40,000	—	2.48	5/6/2031	—	—	—	—
	—	200,000	—	2.21	7/13/2031	80,000	160,000	—	—

Judson Hannigan	85,000	85,000	—	4.09	11/21/2029	—	—	—	—

Tony Hung	42,500	—	—	4.09	11/21/2029	—	—	—	—

Adam Pliska	20,000	20,000		5.66	9/20/2029	—	—	—	—
	170,000	—	—	4.09	11/21/2029	—	—	—	—
	—	25,000	—	2.21	11/11/2021	—	—	—	—

Director Compensation

The following table sets forth information regarding the compensation earned for service on our Board of Directors by our non-employee directors during the year ended December 31, 2021.

Director Compensation Table
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards(1) ($) (c)	Option awards(1) ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Bradley Berman	59,120	25,000	—	—	—	—	84,120
Lyle Berman	61,620	25,000	53,252	—	—	—	139,872
Yinghua Chen	60,787	25,000	79,878	—	—	—	165,665
Yushi Guo	—	—	—	—	—	—	—
Tae Hyung Steve Kim(6)	46,755	25,000	—	—	—	—	71,755
Ho Min Kim(2)	—	25,000	—	—	—	—	25,000
Joseph Lahti	59,120	25,000	—	—	—	—	84,120
Jerry Lewin(3)	52,642	—	36,444	—	—	—	89,086
Yangyang Li	53,578	—	36,444	—	—	—	90,022
Jingsheng (Jason) Lu	50,558	—	36,444	—	—	—	87,002
Alexander Misch(4)	40,307	—	—	—	—	—	40,307
Benjamin Oehler	61,204	25,000	—	—	—	—	86,204
Guanzhou (Jerry) Qin	2,111	—	—	—	—	—	2,111
Maya Rogers(5)	8,493	25,000	—	—	—	—	33,493

____________

(1)      The amounts shown represent compensation expense recognized for financial statement purposes under ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions relating to our valuations of these stock awards and option awards, please see Note 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts reflect our accounting expense for these stock awards and option awards and do not correspond to the actual value that may be recognized by the directors.

(2)      Mr. Kim resigned from the Board on May 5, 2021.

(3)      Mr. Lewin resigned from the Board on February 18, 2022.

(4)      Mr. Misch resigned from the Board on November 5, 2021.

(5)      Ms. Rogers resigned from the Board on May 5, 2021.

(6)      Mr. Kim resigned from the Board on August 12, 2021.

Director Compensation Program

On July 6, 2021, the Company’s Board of Directors approved the following compensation for non-executive directors: (i) annual $30,000 fee for director services; (ii) annual $10,000 fee for non-chair committee services (capped at $10,000 per director); and (iii) annual $15,000 fee for committee chairs (capped at $15,000 per director). The Company has the option to pay such amounts in cash or stock from the Company’s incentive plan (valued at the closing price of AESE common stock on the trading day immediately prior to issuance), with the current fees payable in cash. The fees are payable monthly by the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Nasdaq listing standards require that a majority of our Board of Directors be “independent directors” as defined by The Nasdaq Marketplace Rules. We currently have seven “independent directors”: Bradley Berman, Yushi Guo, Joseph Lahti, Yangyang Li, Jingsheng (Jason) Lu, Benjamin Oehler, and Guanzhou (Jerry) Qin.

Board Leadership Structure and Risk Oversight

Lyle Berman and Yangyang Li serve as co-Chairman of our Board of Directors and Lyle Berman currently serves as our Interim Chief Executive Officer. We believe that having co-Chairman of the Board permits our Interim Chief Executive Officer to concentrate his efforts primarily on managing business operations and development. This also allow us to maintain an independent Chairman of the Board who oversees, among other things, communications and relations between our Board of Directors and senior management, consideration by our Board of Directors of the company’s strategies and policies, and the evaluation of our principal executive officers by our Board of Directors.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2021, the Board of Directors held 25 meetings. We expect our directors to attend all Board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at stockholder meetings, we attempt to schedule meetings so that all directors can attend.

We have a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is comprised of independent directors. Each of the Company’s committees has a separately adopted charter which is available on the Company’s website at ir.alliedesportsent.com.

Audit Committee

Our audit committee consists of Benjamin Oehler (chairman), Yushi Guo, Joseph Lahti, Jingsheng (Jason) Lu, and Guanzhou (Jerry) Qin.

The Audit Committee will, at all times, be composed exclusively of “independent directors,” as defined for Audit Committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that each member of the Audit Committee satisfies Nasdaq’s definition of financial sophistication and that Benjamin Oehler qualifies as an “Audit Committee financial expert” as defined under rules and regulations of the SEC.

Pursuant to our Audit Committee charter, responsibilities of the Audit Committee include:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of our independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During the fiscal year ended December 31, 2021, the Company’s Audit Committee held 4 meetings. Each of our Audit Committee members attended all of the meetings of the Audit Committee in fiscal year 2021.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audit and the audited financial statements for the year ended December 31, 2021 with Company management and representatives of Marcum LLP, including a discussion related to the accounting principles used that are unique to this industry.

The Audit Committee has received and reviewed the written disclosures and written communication from Marcum LLP required by applicable requirements of the PCAOB regarding Marcum LLP’s communications with the Audit Committee concerning independence, and has discussed with Marcum LLP its independence.

The Audit Committee has discussed with representatives of Marcum LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee regularly met independently with Company management and with representatives of Marcum LLP, and also in executive session with only committee members present.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

This report has been furnished by the Audit Committee of the Board of Directors.

The Audit Committee:
Benjamin Oehler (Chair)
Yushi Guo
Joseph Lahti
Jingsheng (Jason) Lu
Guanzhou (Jerry) Qin

Compensation Committee

Our compensation committee consists of Yushi Guo (chair), Bradley Berman, and Yangyang Li.

Each of the members of the Compensation Committee is independent under the applicable Nasdaq listing standards. The Compensation Committee has a written charter. The Compensation Committee’s duties, which are specified in the Compensation Committee charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating the Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Company’s Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments, and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

Yangyang Li (chair), Bradley Berman, Joseph Lahti, Jingsheng (Jason) Lu, and Guanzhou (Jerry) Qin serve as members of our nominating and corporate governance committee. Each member of such committee is independent under the applicable Nasdaq listing standards. The nominating and corporate governance committee has a written charter. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. During the fiscal year ended December 31, 2021, the nominating and corporate governance committee met two times and took action by written consent on four occasions.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Our Nominating and Corporate Governance Committee will consider recommendations by stockholders of candidates for election to the Board of Directors. Any stockholder who wishes that the Nominating and Corporate Governance Committee consider a candidate must follow the procedures set forth in our bylaws. Under our bylaws, if a stockholder plans to nominate a person as a director at a meeting, the stockholder is required to place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder’s nomination must also satisfy the substantive requirements set forth in our bylaws.

Ability of Stockholders to Communicate with our Board of Directors

Our Board of Directors has established several means for stockholders and others to communicate with our Board of Directors. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of our Audit Committee in care of our Secretary at the address of our principal executive offices. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the co-Chairmen of the Board of Directors in care of our Secretary at the address of our principal executive offices. If a stockholder wishes to provide input with respect to our executive compensation policies and programs, input should be submitted in writing to the Chair of our Compensation Committee in care of our Secretary at the address of our principal executive offices. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at the address of our principal executive offices. All stockholder communications sent in care of our Company Secretary will be forwarded promptly to the applicable director(s).

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of the Record Date (May 24, 2022), for:

•        each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

•        each of our “named executive officers” as identified in the summary compensation table; and

•        all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of the Record Date (May 24, 2022). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of the Record Date are outstanding. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage of Shares Beneficially Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of the Record Date, we had 39,116,907 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five Percent Stockholders:
Roy Choi(2)	8,244,158	21.0%
Primo Vital Limited(3)	15,112,163	35.8%
Directors and Named Executive Officers:
Roy L. Anderson	—	—
Bradley Berman(4)	82,325	*
Lyle Berman(4)	1,115,459	2.9%
Yinghua Chen(5)	45,302	*
Yushi Guo	—	—
Jud Hannigan(6)	236,725	*
Anthony Hung(7)	30,357	*
Joseph Lahti(4)	82,325	*
Yangyang Li(8)	15,122,163	35.8%
Jingsheng Lu(9)	15,122,163	35.8%
Frank Ng(10)	649,046	1.6%
Benjamin S. Oehler(4)	79,325	*
Adam Pliska(11)	449,862	1.1%
Guanzhou (Jerry) Qin	—	—
Libing (Claire) Wu(12)	290,050	*
All current directors and executive officers, as a group (13 individuals)(13)	17,513,536	41.9%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 745 Fifth Ave, Suite 500, New York, NY 10151. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)      Based on a joint Schedule 13D filed on January 29, 2021, as amended on January 20, 2022, by Knighted Pastures LLC and Roy Choi. Includes 190,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable.

(3)      Based on a joint Schedule 13D filed on September 18, 2019. Includes warrants to purchase 3,125,640 shares of common stock that are currently exercisable.

(4)      Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days after May 20, 2022.

(5)      Includes options to purchase 20,000 shares of common stock that are exercisable within 60 days after May 20, 2022.

(6)      Shares include (i) 90,350 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the merger with Allied Esports Media, Inc. on August 9, 2019 (the “Merger”), and (ii) options to purchase 42,500 shares of common stock that are exercisable within 60 days after May 20, 2022.

(7)      Mr. Hung resigned as Chief Financial Officer effective September 1, 2021.

(8)      Mr. Li is the current Chairman, and an Executive Director of Ourgame International Holdings Limited (“Ourgame”), the beneficial owner of Primo Vital Limited (“Primo”). Mr. Li may exercise voting and dispositive power over the shares beneficially owned by Primo and disclaims any beneficial ownership in such shares except to the extent of his pecuniary interest in Ourgame. Shares include options to purchase 10,000 shares of common stock that are exercisable within 60 days after May 20, 2022.

(9)      Mr. Lu serves as an executive director and the Chief Executive Officer of Ourgame, the beneficial owner of Primo. Mr. Lu may exercise voting and dispositive power over the shares beneficially owned by Primo and disclaims any beneficial ownership in such shares except to the extent of his pecuniary interest in Ourgame. Shares include options to purchase 10,000 shares of common stock that are exercisable within 60 days after May 20, 2022.

(10)    Mr. Ng. resigned as a director on May 6, 2021 and as the Chief Executive Officer on July 13, 2021. Shares include (i) warrants to purchase 106,233 shares of common stock that are currently exercisable; and (iii) options to purchase 320,000 shares of common stock that are exercisable within 60 days after May 27, 2021.

(11)    Shares include (i) 95,000 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued on August 9, 2019 to Mr. Pliska that are currently exercisable; (ii) 7,024 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued on August 9, 2019 that are currently exercisable; (iii) 38,000 warrants issued to The Lipscomb/Viscoli Children’s Trust (the “Trust”), of which Mr. Pliska is trustee, to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable; and (iv) options to purchase 190,000 shares of common stock that are exercisable within 60 days after May 20, 2022. Mr. Pliska serves as a director of the Company and disclaims any pecuniary interest in the warrants set forth in item (iii).

(12)    Shares options to purchase 210,000 shares of common stock that are exercisable within 60 days after May 20, 2022.

(13)    Consists of shares beneficially owned by our current directors and current executive officers.

CERTAIN TRANSACTIONS

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the Nominating and Corporate Governance Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “conflict of interest” exists when a person’s private interests interfere in any way (or appear to interfere) with the interests of the Company. A conflict of interest can arise when an officer, director or employee takes actions or has personal interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise when an officer, director or employee, or members of his or her family, receives improper personal benefits as a result of his or her position at the Company.

Our Nominating and Corporate Governance Committee will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The Nominating and Corporate Governance Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the Nominating and Corporate Governance Committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Transactions with Related Persons

Since January 1, 2021, we have engaged in the following transactions with our directors, executive officers and holders of 5% or more of our voting securities, and affiliates of our directors, executive officers and holders of 5% or more of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

During August 2021, the Company received a $2.3 million expense reimbursement request Ourgame International Holdings Limited (“Ourgame”), the beneficial owner of approximately 35.8% of the Company’s outstanding common stock, related to accounting, finance and legal expenses incurred by Ourgame in connection with the Company’s reverse merger in 2019 and the sale of the WPT business in 2021. Ourgame is subject to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “HKEX Rules”), and such transactions required the expenditure of significant expenses by Ourgame to ensure its continued compliance with the HKEX Rules requiring, among other things, convening meetings of its stockholders to obtain stockholder approvals related to such transactions. Ourgame alleged that Ourgame did not previously retain $1,000,000 of bridge loan proceeds to which it remained entitled for reimbursement of expenses incurred by Ourgame in connection with the Company’s reverse merger with Black Ridge Acquisition Corp. in August 2019, pursuant to the terms of the Amendment to Agreement and Plan of Reorganization dated August 5, 2019 among the Company, Ourgame, Noble Link Global Limited and Allied Esports Media, Inc. Ourgame further alleged that former officers of the Company verbally agreed to reimburse expenses incurred by Ourgame in connection with the Company’s sale of the WPT business in July 2021. The Company’s Audit Committee and Board of Directors evaluated the approval, authorization, nature and reasonableness of the costs related to these claims, and discussed resolution of these claims with Ourgame. On April 13, 2022, the Company and Ourgame resolved such claims pursuant to the terms of a settlement agreement in which the Company paid to Ourgame $1.8 million to finally resolve such claims.

Three of our directors are affiliates of Ourgame. Yangyang Li, the co-Chairman of our Board, is the current Chairman, and an executive director of Ourgame. Jingsheng Lu, a director of the Company, is the current Chief Executive Officer and executive director of Ourgame. Yushi Guo, a director of the Company, currently serves as an independent non-executive director of Ourgame. Each of the forgoing directors disclosed to our Board of Directors such positions and abstained from the approval of the settlement agreement by our Board of Directors.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2021, the following filings were delinquent: Form 3 filed by Guanzhou Qin; and Form 4s filed by Lyle Berman (1 transaction), Yinghua Chen (1 transaction), Knighted Pastures, LLC (2 transactions), Yangyang Li (1 transaction), Alexander Misch (1 transaction), Frank Ng (2 transactions), and Adam Pliska (2 forms, 3 transactions).

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2022 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at 745 Fifth Avenue, Suite 500, New York, NY 10151, by May 27, 2022. However, if the date of our 2021 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2022 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must have given timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs our use of its discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The Rule provides that if a proponent of a proposal fails to notify us of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to our 2022 annual stockholders’ meeting, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by May 27, 2022, the management proxies will be allowed to use their discretionary authority as outlined above. However, if the date of our 2022 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2022 annual stockholders’ meeting.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, Annual Report and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by us for their expenses in doing so. Proxies may be solicited personally, by email or by special letter.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the proxy statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Esports International, Inc., 745 Fifth Avenue, Suite 500, New York, NY 10151, telephone: (646) 768-4240. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

By Order of the Board of Directors
/s/ Lyle Berman
Lyle Berman
Interim Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Smartphone or Tablet - QUICK ? ? ? EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 12, 2022. ALLIED ESPORTS ENTERTAINMENT, INC. VOTE BY INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. VOTE AT THE MEETING – If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit: https://www.cstproxy.com/alliedesportsent/2022 MOBILE VOTING – On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. ? FOLD AND DETACH HERE AND READ THE REVERSE SIDE ? PROXY Please mark your votes like this X ABSTAIN AGAINST FOR 2. To ratify the engagement of Marcum LLP to act as the Company’s independent registered public accounting firm and auditor for the fiscal year ended December 31, 2022. 1. Election of Class C Directors (1) Yingua Chen (2) Adam Pliska (3) Yushi Guo (4) Yuanfei Qu FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) CONTROL NUMBER Signature________________________________________ Signature if held jointly_____________________________________ Date____________, 2022. Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held July 13, 2022 The Proxy Statement to Stockholders and 2021 Annual Report are available at: https://www.cstproxy.com/alliedesportsent/2022 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY ALLIED ESPORTS ENTERTAINMENT, INC. NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 13, 2022 TO THE STOCKHOLDERS OF ALLIED ESPORTS ENTERTAINMENT, INC: NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders (the “annual meeting”) of Allied Esports Entertainment, Inc. (the “Company”), which, due to the public health concerns regarding the ongoing coronavirus pandemic (COVID-19), will be held, virtually and exclusively online via live audio-only webcast, on Wednesday, July 13, 2022, at 10:00 a.m. Eastern time, or at any adjournment or adjournments thereof, for the following purposes: These items of business are more fully described in the proxy statement accompanying this Notice. You will be able to attend the annual meeting online and vote your shares electronically during the annual meeting by visiting https://www.cstproxy.com/alliedesportsent/2022. Because the annual meeting is being conducted electronically, you will not be able to attend the annual meeting in person. The record date for the annual meeting is May 24, 2022. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. (Continued, and to be marked, dated and signed, on the other side)